Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MAY SALES

HOUSTON, TX, June 5, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended May 31, 2003 decreased 6.6% as compared to the prior year four-week period ended June 1, 2002, during which comparable store sales increased 8.8%. Total sales decreased 2.8% to $65.0 million from $66.9 million in the prior year period.

The Company further reported that its dresses and shoes departments had comparable store sales increases during the month, and its accessories, cosmetics, intimates, juniors and swimwear departments performed better than the Company average.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "During May, we continued to focus our efforts on driving sales and prudently managing our inventory levels in light of the ongoing weak and highly promotional retail environment. While we saw an increase of approximately 1.4% in our unit sales during the period, the unit increase was more than offset by a decrease in the average price of units sold. The month's sales mix was comprised of a higher percentage of sale and clearance merchandise as compared to last year, affecting our top-line results. On the brighter side, we continue to maintain appropriate inventory levels, and therefore, we are well positioned to take advantage of opportunistic purchases."

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Stage Stores Reports May Sales

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2003	2002	2003	2002
1st Quarter	(7.5)%	7.0%	$198.0	$206.7
May	(6.6)	8.8	65.0	66.9
Year-To-Date	(7.3)	7.4	263.0	273.6

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 362 stores in 13 states under the Stage, Bealls and Palais Royal names. For more information about Stage Stores, visit the Company's web site at stagestoresinc.com.

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